                                                                     EXHIBIT g.1

                               [INVESTRUST LOGO]

                           DEPOSITORY CUSTODY SERVICE
                                  FEE SCHEDULE


Base Fee per Account (annual)                                  $200.00

Holdings (monthly)
       Depository eligible issues                              $  1.50
       Non-eligible issues                                     $  5.00

Pricing (monthly)
       Depository eligible and non-eligible issues             $  1.00

Transaction Fees (each event)

       DEPOSITORY
       Receive/Deliver transactions                            $ 18.00
       Maturity transactions                                   $ 40.00
       Non-mandatory reorganization transaction                $ 80.00
       Paydown transactions                                    $ 16.00
       Call options (round trip)                               $100.00

       PHYSICAL
       Receive/Deliver transactions                            $ 34.00
       Maturity transactions                                   $ 60.00
       Non-mandatory reorganization transaction                $100.00

Wire Transfers (in or out)                                     $ 10.00

Third Party Access (annually)                                  $750.00

Transition Fee                                                 $ 10.00 per issue
(applied to closing accounts)


             6301 N. Western, Suite 210  -  Oklahoma City, OK 73118
                     (405) 843-7177  -  Fax (405) 843-7835